Exhibit 10.2

Change in Control Agreement

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into effective as of March _____, 2013 (the “Effective Date”), by and between KENNETH SMITH, PH.D. (the “Employee”) and ALICO, INC., a Florida corporation (the “Company”).

Recitals:

WHEREAS, the Employee is a key employee of the Company; and

WHEREAS, the Company desires to provide the Employee with certain additional compensation and benefits in the event that a Change in Control (as defined herein) of the Company occurs.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

Section 1. Definitions. Certain terms used in this Agreement shall have the meanings set forth in Appendix A attached hereto.

Section 2. Term. This Agreement is effective as of the Effective Date and will continue in effect until December 31, 2014; provided, however, that commencing on January 1, 2015, and each January 1 thereafter, the term of this Agreement will automatically be extended for one (1) additional year beyond the expiration date otherwise then in effect, unless at least thirty (30) calendar days prior to any such January 1, the Company or the Employee provides the other notice that this Agreement will not be extended; and, provided, further, that this Agreement will continue in effect beyond the termination date then in effect for a period of eighteen (18) calendar months following a Change in Control if a Change in Control has occurred during such term.

Section 3. Change in Control Termination.

(a) If the Employee’s employment is terminated by the Employee for Good Reason or by the Company without Cause (other than on account of the Employee’s death or Disability), in each case within eighteen (18) months following a Change in Control, and subject to the Employee’s execution of a release in the form attached hereto as Appendix B (“Release”) which becomes effective within thirty (30) calendar days following the Termination Date, then the Employee shall be entitled to receive, in addition to any other compensation or benefits to which the Employee may otherwise be entitled, aggregate payments equal to the sum of (A) the Employee’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), and (B) the average amount of cash compensation, other than Base Salary, that was earned by the Employee with respect to the three (3) fiscal years (or such fewer number of fiscal years that the Employee was employed by the Company) prior to the fiscal year in which the Termination Date occurs, which amount shall be payable in twelve (12) monthly installments with the first installment to be paid within thirty (30) calendar days following the Termination Date.

(b) If the Employee’s employment is terminated by the Employee for Good Reason or by the Company without Cause (other than on account of the Employee’s death or Disability),

this shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 14. The Notice of Termination shall specify:

(i)	the facts and circumstances claimed to provide a basis for Good Reason, if the Notice of Termination is given by the Employee; and
(ii)	the applicable Termination Date.

Section 4. No Employment or Service Contract. Nothing in this Agreement is intended to provide the Employee with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Employee’s rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate the Employee’s employment at any time for any reason or no reason whatsoever, with or without Cause.

Section 5. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Fort Myers, Florida.

Section 6. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Subject to Section 5, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Florida, County of Lee. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 7. Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, claim, or misrepresentation arising out of or in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, arbitration expenses, court costs, and other expenses, whether at trial, upon appeal, or during investigation by such prevailing party in prosecuting or defending such arbitration, legal action or other proceeding. The prevailing party shall be entitled to recover attorneys’ fees, costs, and expenses incurred in establishing or quantifying the amount of attorneys’ fees, costs, and expenses due to it. The costs and expenses to which the prevailing party shall be entitled pursuant to this Agreement are not limited to taxable costs and shall include, but not be limited to, costs of experts and investigation; costs of copying documents and other materials (whether for discovery, trial, or any other purpose); costs for electronic discovery; Westlaw, Lexis Nexis, and other electronic research service charges; telephone charges; mailing, commercial delivery service, and courier charges; travel expenses (whether for investigation, depositions, hearings, trial, or any other purpose); information technology support charges; any and all consultant or expert witness fees (whether or not the consultant or expert witness prepares a court-ordered report or testifies at a deposition, hearing, or trial); and any other costs or expenses incurred in any legal action or other proceeding as described in this paragraph. Nothing contained herein shall be deemed to create any obligation for any party to advance fees to another party prior to the conclusion of any proceedings.

2

Section 8. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to (i) modify the terms of any outstanding awards or benefits to Employee under the 2008 Incentive Equity Plan or the 2013 Incentive Equity Plan, the Company’s MSP Plan or any Restricted Stock Award Agreement between Employee and the Company, or (ii) release any of Employee’s rights to indemnification under any indemnification agreement between Employee and the Company or under the Articles of Incorporation or bylaws of the Company or under Section 607.0850, Florida Statutes, or any of Employee’s rights to advances or reimbursement under any directors’ and officers’ liability policies maintained by the Company.

Section 9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

Section 10. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

Section 11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section or paragraph.

Section 12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

3

Section 13. Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Section 14. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, FL 33913
Attention: Chief Executive Officer
If to the Employee:	Kenneth Smith, Ph.D.
________________________
________________________
________________________

Section 15. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 16. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Section 17. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS OR HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Alico, Inc.

By _________________________________

Name: ______________________________

Title: _______________________________

KENNETH SMITH, PH.D.

5

Appendix A

(a) “Base Salary” means the Employee’s annual base salary, as in effect from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) the Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Employee’s willful failure to comply with any valid and legal directive of the Board; (iii) the Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iv) the Employee’s embezzlement, misappropriation or fraud, whether or not related to the Employee’s employment with the Company; (v) the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) the Employee’s willful unauthorized disclosure of Confidential Information; or (vii) any material failure by the Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material harm to the Company. No act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Employee shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Employee’s employment without notice and with immediate effect.

(d) “Change in Control” means (i) any time at which individuals who, as of the date hereof, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of Stock (the “Outstanding Company Shares”) or (B) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) of the Company (the “Outstanding Company Voting Securities”); provided that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control; (x) any acquisition directly from the Company; (y) any acquisition by the Company; and (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; (iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”), unless immediately following such Reorganization or Sale, all of the individuals and entitles that were the beneficial owners of the Outstanding Company Shares immediately prior to such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting shares entitled to vote

A-1

generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization or Sale, including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries; or (iv) a liquidation of the Company by vote of the shareholders of the Company.

(e) “Disability” means mean the Employee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

(f) “Good Reason” means the occurrence of any of the following, in each case without the Employee’s written consent: (i) a reduction in the Employee’s Base Salary or annual incentive compensation potential; (ii) a relocation of the Employee’s principal place of employment by more than fifty (50) miles, except for required travel on Company business to an extent substantially consistent with the Employee’s business travel obligations as of the date of relocation; (iii) a material adverse change in the Employee’s title, authority, duties or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law).

(g) “Release” means a release of claims in favor of the Company, its affiliates and their respective officers and directors in the form attached as Appendix B.

(h) “Release Execution Period” means a period of thirty (30) calendar days immediately following the Termination Date.

(i) “Termination Date” means (i) if the Company terminates the Employee’s employment for Cause, the date the Notice of Termination is delivered to the Employee; and (ii) if the Employee terminates his employment hereunder with Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than thirty (30) calendar days following the date on which the Notice of Termination is delivered.

A-2

Appendix B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Alico, Inc. and its wholly owned subsidiaries and its successors and assigns (“Alico”) and ___________________ and his/her heirs, spouse, assigns, executors, administrators and attorneys (“Executive”).

Pursuant to his/her Change in Control Agreement with Alico (“CIC Agreement”), Executive and Alico, desiring to resolve all actual or potential claims Executive may have against Alico, agree as follows:

1.                  Obligation of Alico. In consideration of Executive’s obligations set forth below, Alico shall provide to Executive the compensation described in Section 3(a) of the CIC Agreement between Alico and Executive. Executive retains all of his rights under any outstanding awards or benefits to Employee under the 2008 Incentive Equity Plan, the 2013 Incentive Equity Plan, Alico’s MSP Plan, and any Restricted Stock Award Agreement between Executive and Alico. Nothing contained herein shall be deemed to release any of Executive’s rights (i) to indemnification under any indemnification agreement between Executive and Alico or under the articles of incorporation or bylaws of Alico, or under Section 607.0850, Florida Statutes, or any of Executive’s rights to advances or reimbursement under any directors’ and officers’ liability insurance policies maintained by Alico or (ii) under the 2008 Incentive Equity Plan, the 2013 Incentive Equity Plan, Alico’s MSP Plan, and any Restricted Stock Award Agreement between Executive and Alico.

2.                  Obligations of Executive. In consideration of Alico’s obligations set forth in this Agreement:

(a)                Executive waives, and releases Alico, and its directors, officers, employees, representatives, benefit plan administrators, agents and attorneys, both individually and collectively (hereinafter collectively referred to as “the Released Parties”), from, all claims, rights, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever that Executive has or could have maintained against any of the Released Parties arising out of his employment with Alico through the date of signing this Agreement or his separation from employment with Alico, including any claim for attorney’s fees. Without limiting the generality of the foregoing, Executive waives, and releases all of the Released Parties from, all claims, rights, and causes of action relating to or arising out of Executive’s employment with, conditions of employment with, compensation by, or separation of employment from, Alico, including, without limitation, any claims, rights, charges, or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866 and 1871; the Age Discrimination in Employment Act of 1967, as amended; Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Florida Civil Rights Act of 1992; Florida Statutes §§ 440.205 and 448.102; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Genetic Information Nondiscrimination Act of 2008; and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other federal or state law or local ordinance, including any suit in tort (including fraud, promissory estoppel and negligence) or contract (whether oral, written or implied), or any other common law or

B-1

equitable basis of action, except for any claim which may not lawfully be waived in this manner.

(b)               Executive represents that while he/she is not legally barred from filing a charge of discrimination, he/she has not filed, and does not intend to file, any charge of discrimination against any of the Released Parties with any federal, state or local agency and understands that Alico has reasonably relied on his/her representations in this paragraph in agreeing to perform the obligation set forth in Section 1 of this Agreement. Executive further waives any right to recovery based on any charge of discrimination filed by him/her or on his/her behalf.

3.                  Non-Admission. Neither this Agreement, nor anything contained in it, shall be construed as an admission by any of the Released Parties of any liability, wrongdoing or unlawful conduct whatsoever.

4.                  Severability. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

5.                  Entire Agreement. This Agreement contains the entire understanding and agreement between the parties regarding the subject matter of this Agreement and shall not be modified or superseded except upon express written consent of the parties to this Agreement. Executive represents and acknowledges that in executing this Agreement, he/she does not rely and has not relied upon any representation or statement made by Alico or its agents, representatives or attorneys which is not set forth in this Agreement.

6.                  Governing Law. The laws of the State of Florida shall govern this Agreement, and any action to enforce this Agreement shall be brought in Lee County, Florida where jurisdiction and venue shall lie.

7.                  Opportunity to Consider and Confer. Executive acknowledges that he/she has had the opportunity to read, study, consider, and deliberate upon this Agreement. He/she further acknowledges and understands that he/she has been given a period of twenty-one (21) days in which he/she may, but is not required to, consider this Agreement, that after he/she signs it, he/she has seven (7) days in which to revoke it. Executive further acknowledges that he/she fully understands and completely agrees with all of the terms of this Agreement and that he/she has been, and hereby is, specifically advised to consult with his/her attorney before executing this Agreement.

8.                  Effective Date. Assuming Executive signs this Agreement and does not revoke it as provided in Section 7 above, this Agreement becomes effective thirty (30) days after the Termination Date as defined in Appendix A to the CIC Agreement.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, and intending to be legally bound hereby, Alico and Executive hereby execute this Severance Agreement and Release, consisting of three (3) pages (including this signature page) and including ten (10) enumerated sections, by signing below voluntarily and with full knowledge of the significance of all of its provisions.

PLEASE READ CAREFULLY. THIS RESIGNATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Sworn to and subscribed before me
this _____ day of _______________, 20__.

Notary Public, State of Florida at Large	Executive
My Commission Expires:

Executed at Ft. Myers, Florida,
this _____ day of __________, 20__.

Sworn to and subscribed before me
this _____ day of _______________, 20__.	Alico, Inc.

By ______________________________________
Notary Public, State of Florida at Large	Its: ______________________________________
My Commission Expires:

Executed at Ft. Myers, Florida,
this _____ day of __________, 20__.

B-3